[LOGO] ZARLINK                                                       NEWSRELEASE
       SEMICONDUCTOR
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Exhibit 99.1

Zarlink Receives $4 Million Payment from X-FAB

OTTAWA, CANADA, June 10, 2004 - Zarlink Semiconductor (NYSE/TSX:ZL) announced that it has received a US$4 million installment payment from X-FAB Semiconductor Foundries AG of Erfurt, Germany, on a note receivable payment.


      The impact of this payment will be a US$0.03 per share increase in net profit in the first quarter of Fiscal 2005. This payment is in addition to the US$3.0 million installment payment received from X-FAB on March 30, 2004, which resulted in a gain of US$0.02 per share, and which was disclosed in the first quarter guidance provided on May 6, 2004. Another payment of US$3 million is due June 28, 2004, and a final installment of US$8 million is due March 2005.

About Zarlink Semiconductor


      For almost 30 years, Zarlink Semiconductor has delivered semiconductor solutions that drive the capabilities of voice, enterprise, broadband and wireless communications. The Company's success is built on its technology strengths, including voice and data networks, consumer and ultra low-power communications, and high-performance analog. For more information, visit www.zarlink.com.


      Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, among others, the risks discussed in documents filed by the Company with the Securities and Exchange Commission. Investors are encouraged to consider the risks detailed in those filings.

For further information:

Michael Salter                                           Mike McGinn
Media Relations                                          Investor Relations
613 270-7115                                             613 270-7210
michael.salter@zarlink.com                               mike.mcginn@zarlink.com